EMR Technology Solutions, Inc. - 10-12G/A

Exhibit 10.3

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (this “Amendment”) is made effective as of September 23, 2016 (the Closing Date”), by and between FIRST MEDICAL SOLUTIONS CORPORATION, a Florida Corporation (“FMS”), DENIS SALINS (the “FMS Shareholder”) and EMR TECHNOLOGY SOLUTIONS, INC., a Nevada corporation (“EMR”).

RECITALS

A.       EMR and the FMS Shareholder are entering into a Stock Purchase Agreement dated effective as of September 23, 2016 (the “Stock Purchase Agreement”).

B.       EMR and FMS Shareholder desire to amend the Stock Purchase Agreement as set forth in this Amendment.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Amendment. The parties agree to amend and supplement the Stock Purchase Agreement so as to include the following provision:

EMR and the FMS Shareholder agree to execute and file all necessary forms in order to make an election under Internal Revenue Code Section 338(h)(10) with respect to this stock purchase transaction provided that such election does not result in material adverse tax implications to the FMS Shareholder. The FMS Shareholder shall consult with his tax and/or financial advisors within fifteen (15) business days after the Closing to determine the tax implications of the election, if any, on the FMS Shareholder. If the FMS Shareholder objects to the election, the FMS Shareholder shall provide written notice of such objection and the basis for such objection to EMR within such fifteen (15) business day period. Such written objection shall itemize the additional tax obligations that FMS Shareholder asserts would be incurred as a result of the election. Upon receipt of such objection, EMR may, by written notice to the FMS Shareholder within ten (10) business days of receipt of the FMS Shareholder’s objection, elect to indemnify the FMS Shareholder for the additional tax incurred by the FMS Shareholder as a result of the election. In such event, the FMS Shareholder shall execute and file all necessary forms with respect to the election; provided the indemnification agreement is acceptable, in form and substance, to the FMS Shareholder and his counsel. In no event shall the EMR be obligated to pay the FMS Shareholder more than his additional tax obligation in order to secure the FMS Shareholder’s consent to the election.

2.       Effect. Except as modified herein, the terms and conditions of the Stock Purchase Agreement shall remain unchanged.

3.       Counterparts. This Amendment may be executed in one or more counterparts. Signatures transmitted and received electronically shall be deemed original signatures.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Stock Purchase Agreement effective as of September 23, 2016.

EMR TECHNOLOGY SOLUTIONS, INC.		FIRST MEDICAL SOLUTIONS CORPORATION

By:	/s/ John X. Adiletta	By:	/s/ Denis Salins
Name:	John X. Adiletta	Name:	Denis Salins
Title:	Chief Executive Officer	Title:	President

2